Venture Capital for Nanotechnology and Microsystems

THIRD QUARTER REPORT 2010

FELLOW SHAREHOLDERS:

Please read this letter in conjunction with our September 30, 2010, Quarterly Report on Form 10-Q and our third quarter call on November 12, 2010, at 10:00 a.m. (EST).  Details for the quarterly call can be found on our website at www.hhvc.com.

On September 30, 2010, Charles E. Harris, the founder of Harris & Harris Group, passed away.  We believe one of the overarching goals that Charlie had was to make sure his life had meaning, that it made a difference.  On November 3, 2010, Charlie’s wife, Susan, hosted a celebration of Charlie’s life.  Speaking with many of the entrepreneurs, researchers, business colleagues, shareholders and friends of Charlie that gathered that afternoon, it was evident that Charlie’s life had meaning.  Charlie did not just touch lives, he impacted them deeply.  He was a teacher, a mentor and an example of what many of us aspire to become.  There was no doubt that his life had meaning.  Thank you, Charlie.

Over the past two years, we have taken to passing forward some of the lessons Charlie compiled and taught us over his 42 years in business.  We would like to take this opportunity to quote one more that helps guide us as a firm.  “‘Pessimists are usually right. But optimists change the world.’  The art of venture capital is to help the optimists while being aware of the worries of the pessimists.”

Currently, there is much to be excited about at Harris & Harris Group.  The optimists in which we have invested are beginning to change their industries by bringing nanotechnology-enabled products to the market successfully.

First, our most mature companies, as defined on page 52 of our September 30, 2010, Quarterly Report on Form 10-Q, continue to grow and execute on their respective businesses.  For example:

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As of the end of the third quarter, Solazyme, Xradia, NeoPhotonics, Bridgelux and Metabolon each expect revenues for 2010 to exceed record revenues achieved in 2009.  BioVex is on schedule to complete its Phase III trial in malignant melanoma during the second half of 2011.

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On November 8, 2010, Solazyme announced a joint venture agreement with Roquette Frères, a global starch and starch-derivatives company headquartered in France.  The joint venture will be operational by the beginning of 2011 and will launch an entirely new category of natural, healthy and functional ingredients based on microalgae.  In addition to this financially significant deal with Roquette, during the third quarter, Solazyme announced deals with Bunge, Unilever, Ecopetrol and an order for 150,000 gallons of oil from the Navy.

•	NeoPhotonics reported record third quarter revenue after previously announcing record second quarter revenue. Additionally, NeoPhotonics continued to generate positive net income.

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During the third quarter, Nanosys and Samsung Electronics announced a strategic alliance and licensing agreement to co-develop products.  With this agreement came a $15 million equity investment from Samsung and an additional $16 million in fresh capital from existing investors.  This deal follows another commercial agreement signed with LG Innotek earlier in the year.  Both agreements should result in rapidly increasing commercial revenue for Nanosys in 2011.

Second, the companies we classify as mid-stage and early-stage companies on page 52 of our September 30, 2010, Quarterly Report on Form 10-Q and that have a material value to our portfolio also continue to execute on their businesses.  For example:

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On October 20, 2010, SiOnyx announced it had completed a $12.5 million Series B financing that was oversubscribed with interest from new investors.  Strategic partner, Coherent Inc., joined new financial investors, Crosslink Capital and Vulcan Capital, and existing investors in this financing.

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Innovalight consummated commercial agreements with three Chinese solar manufacturers:  JA Solar, Yingli Green Energy and Solarfun.  These agreements should drive commercial revenue into 2011.  Innovalight also opened its offices in China.

•	Laser Light Engines closed a $13 million Series B financing, including participation by IMAX Corporation. The two companies also signed a strategic partnership in conjunction with this financing.

•	Contour Energy Systems announced the availability of its first product in the fourth quarter of 2010, a next-generation lithium coin cell battery based on its patented Fluorinetic™ battery technology.

On page 53 of our September 30, 2010, Quarterly Report on Form 10-Q, we include a new slide with a matrix titled, “Pipeline of Investment Maturities.”  The purpose of this matrix is to demonstrate that our portfolio is comprised of a pipeline of investments that includes companies at various stages of maturity and that are impacting a variety of different industries.  We believe the distribution of companies across this pipeline provides us with opportunities for exits in both the near term and in the longer term in multiple industries.

The second reason to be optimistic is that, currently, we continue to have enough capital to execute on our business without the need to raise additional capital through the sale of our shares.  We ended the third quarter with approximately $44 million in cash and U.S. Treasuries.  In our first quarter letter to shareholders, we said, “We believe we have adequate capital to get our portfolio companies to cash flow breakeven or to exit without raising additional capital.”  We believe this assessment remains true.

We believe many of our companies are well financed for the near future.  Fewer rounds of additional financing translate to a reduced risk of significant dilution of our ownership in these companies and a reduced risk of non-performance related to raising additional capital.  In our top 10 investments by value, there are three companies that we believe may need to raise capital over the next year.  Our values of these companies include a significant discount for non-performance risk applied to the price paid for shares of those companies in the most recent round of financing.  At the current time it is difficult to know if these three companies will be able to raise capital at the price per share paid by investors in the previous round of financing, above the price per share paid by investors in the previous round of financing or below the price per share paid by investors in the previous round of financing.

The third reason to be optimistic is that we have developed and have begun executing on a business plan that we believe is critical for our success in the venture capital business and the public market environment we will face over the coming years.  Over the past two years we have discussed the structural issues facing micro-capitalization and nano-capitalization public companies.  We have also discussed the structural issues facing the venture capital industry.  We detailed a plan that we believe provides us the best opportunity to take advantage of these structural problems.

As the image above demonstrates, since we focused the company on investing in companies enabled by nanotechnology and microsystems, we have focused our efforts primarily on making equity or convertible debt investments in privately held companies.  Looking forward, we will continue to focus most of our efforts in this quadrant, as we believe our team is well qualified to identify and invest in these opportunities.  These opportunities have tremendous return potential when they are successful.

However, the holding periods for these types of investments have been lengthening, while the holding period of both institutional and retail investors in Harris & Harris Group has been decreasing dramatically.  Currently, at the other end of the spectrum, holding cash in treasuries is yielding practically no return.  Thus, we believe it is important to generate some portion of our returns more frequently and with greater predictability than our historic strategy affords.  These more frequent and predictable returns can be used to begin offsetting our annual expenses.  This strategy permits us to reduce our annual cash burn thus providing us with the necessary time to realize the option value on the high-risk, high-return nature of early-stage technology investments in nanotechnology and microsystems.  This option value remains our primary expected source of growth.  This strategy should also increase the after-expenses net return to our investors if we are successful.

Towards this goal, as the slide below depicts and as we have discussed previously, we have begun to identify investment opportunities in nano-capitalization public companies where we believe there is an opportunity for more frequent exits.  We also have identified and have begun investing in venture debt opportunities where the returns are both more frequent and more predictable.  The deal sourcing, the diligence and the expertise for both these additional investment opportunities are substantially similar to privately held equity investments.  All of these investment opportunities will be focused on companies enabled by nanotechnology and microsystems.  Other than the structure of the investment, one key difference is that these investments tend to be a bit later stage than our initial privately held equity investments.  We are typically looking for mid- and late-stage companies that are beginning to generate revenue for our risk profile in these types of investments.

We made our first investment in venture debt in the third quarter of 2010 in GEO Semiconductor (GeoSemi).  The company purchased two assets from a failed venture capital-backed company.  These assets enable the correction of distortions and non-uniformities in displays and smartphone cameras and enable the use of nanotechnology-enabled products such as light-emitting diodes and high-resolution image sensors, respectively.  GeoSemi’s chips can resolve issues that plague both technologies using geometry processing.  The chips negate the need for expensive, complex optics or correction circuitry.  GeoSemi is shipping chips to customers and has secured design wins that incorporate its chips into products that are expected to hit the commercial market in 2011.

We invested through a participation agreement with Montage Capital, a venture debt provider whose principals have over 15 years of experience providing debt capital to high-growth companies.  In addition to an interest rate of 13.75 percent, we received an up-front fee, warrants to purchase shares of the company at a set price in the future and pre-emptive rights to invest in a future round of financing.  The term of this debt is 21 months.  We were able to secure favorable terms as a result of the limited availability of capital to small businesses and the high cost of equity investments from venture capital firms in semiconductor-related companies.

Even as we are optimistic about the prospects of business success for our portfolio companies, we are fully aware of our existing circumstances:  The current economic environment remains uncertain; the capital markets remain volatile and uncertain; and, we must begin to realize exit events within our portfolio to provide us with access to future liquidity.  These are the challenges in which we remain focused.

In order to extend our cash runway and in order to have more capital available for new investments, our 2011 cash budget is currently 8 percent, or $500,000, less than the cash budget proposed in 2010.  This decrease reflects the steps taken to reduce future expenses discussed in prior letters to shareholders, primarily the consolidation of the majority of our operations in our offices in New York City, a reduction in headcount, reductions in professional fees, and reductions in office-related fees.  Additionally, non-cash compensation expenses have decreased in 2010 and are likely to continue to decrease in 2011.  As we announced previously, we will not issue options to employees until after June of 2011 at the earliest.

This proposed budget equates to a level of annual expenses of 4.1 percent based on our net assets as of September 30, 2010. Based on our calculation from financial statements filed with the Securities and Exchange Commission, this percentage of net assets is less than the average and median ratio of annual expenses to net assets of nine business development companies (BDCs) with less than $1 billion in net assets of approximately 4.3 percent and 4.4 percent, respectively.  Additionally, management fees paid by investors in a private fund to the general partners or by an externally managed BDC to its investment manager commonly range from 2 to 2.5 percent of the total committed capital in a private fund and 1.5 to 2 percent of net assets for an externally managed BDC.  We estimate expenses in our budget for 2011 that would be covered by these management fees if we were a private fund or an externally managed BDC to be approximately 2 percent of our net assets as of September 30, 2010.

As we look forward, we will continue to focus our companies on successful exit opportunities.  As we detailed on page 54 of our September 30, 2010, Quarterly Report on Form 10-Q:

On April 15, 2010, NeoPhotonics Corporation filed a registration statement on Form S-1 to register its shares of common stock for an initial public offering (IPO).  We believe that in the next 6 to 12 months one or more of our other late-stage portfolio companies could take steps toward the filing of a registration statement on Form S-1 for an IPO.  There can be no assurance that these companies will successfully complete IPOs, and a variety of factors, including stock market and general business conditions, could lead them to terminate such IPOs.

During the third quarter of 2010, two of our privately held companies retained bankers to explore opportunities to sell those companies.  There can be no assurance that these companies will successfully complete a sale.  A variety of factors, including general business conditions, could lead them to terminate such efforts.

In addition to focusing on opportunities to generate returns from our existing portfolio, currently we are focused on finding and researching new opportunities for investments across the spectrum of structures we described above.  There remains a tremendous vibrancy from entrepreneurs to bring exciting new nanotechnology-enabled breakthroughs to the market, and there remains a tremendous disconnect between the financing community and these opportunities.  We enjoy operating in this environment.  Additionally, as our visibility to liquidity continues to increase, we will reach out and tell our story to a wider audience of institutional and retail investors.  Our credibility is important.  We want to be certain that the story we tell begins to unfold as we describe it and within the timeframe we describe.  Thank you.

/s/ Douglas W. Jamison	/s/ Daniel B. Wolfe
Douglas W. Jamison	Daniel B. Wolfe
Chairman, Chief Executive Officer	President, Chief Operating Officer,
and Managing Director	Chief Financial Officer and Managing Director

/s/ Alexei A. Andreev	/s/ Misti Ushio
Alexei A. Andreev	Misti Ushio
Executive Vice President and	Vice President and Principal
Managing Director

November 12, 2010

This letter may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter.  Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this letter.